Exhibit 10.31

September 4, 2018

Jacqualyn Fouse, Ph.D.

RE:     Separation Agreement and General Release

Dear Jackie,

Your employment with Dermavant Sciences, Inc. will be terminated effective September 4, 2018 (the “Termination Date”). This Separation Agreement and General Release (this “Agreement”) sets forth the terms and conditions under which Dermavant Sciences, Inc. is offering you a bonus in exchange for you making and honoring certain commitments, including agreeing not to pursue legal action against the Company as described in Sections 6 and 7.

PLEASE NOTE: THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES TO YOU. YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOICE, AT YOUR EXPENSE, PRIOR TO EXECUTING IT.

1.	Parties To This Agreement

This letter is a proposed agreement that Dermavant Sciences, Inc. is offering to you. In this document, references to JACQUALYN FOUSE refer to “you” and DERMAVANT SCIENCES, INC. is referred to as “Dermavant” or the “Company.” Together, you and Dermavant are referred to as the “Parties.”

2.	What You Will Receive Only If You Enter Into This Agreement.

As long as you timely sign, date and return this Agreement (but in no case later than 21 days after presentation of agreement), and you comply with this Agreement’s requirements, you will receive a bonus in an amount equal to your target annual performance bonus, prorated for the period from April 1, 2018 through September 4, 2018, which shall be payable in a lump sum as soon as practicable following the effective date of this Agreement but no later than the payroll cycle immediately following the effective date.

3.	W-2s.

The Company will issue an IRS Form W-2 to you in connection with payments described in Section 2.

4.	How To Enter Into This Agreement.

In order to enter into this Agreement, you must take the following steps:

•	You must sign and date this Agreement. Signing and dating the Agreement is how you “Execute” the Agreement.

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You must return the Executed Agreement to me before September 25, 2018, (unless such period is extended in writing by the Company), but no earlier than the Termination Date. If I do not receive the signed and dated Agreement by that date, the offer will be deemed withdrawn, this Agreement will not take effect and you will not receive the bonus described in Section 2.

•	You must comply with the terms and conditions of this Agreement.

5.	Your Acknowledgments.

By entering into this Agreement, you are agreeing:

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The bonus amount in Section 2 is more than any amount or benefits that you are otherwise promised or entitled to receive under any policy, plan, handbook or practice of the Company or any prior offer letter, agreement or understanding between the Company and you.

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After your employment ends, except as provided for in this Agreement (and without impacting any accrued vested benefits under any applicable tax-qualified retirement or other benefit plans of the Company), you will no longer participate or accrue service credit of any kind in any employee benefits plan of the Company or any of its affiliates.

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With respect to the stock options granted to you (the “Option Award”) pursuant to Section 3.3(a) of your employment agreement with the Company dated July 1, 2017 (the “Employment Agreement”), (a) twenty- five percent (25%) of the Option Award vested on July 1, 2018; and (b) the remaining unvested portion of your Option Award (including but not limited to the unvested portion of your Option Award that would otherwise vest on October 1, 2018) shall be forfeited as of the Termination Date, and you shall have no further rights with respect thereto. In addition, all 66,845 restricted stock units granted to you pursuant to the Roivant Sciences Ltd. 2015 Restricted Stock Unit Plan will be forfeited as of the Termination Date. You also hereby acknowledge and agree that you will not be entitled to receive any Anti-Dilution Grants (as defined in the Employment Agreement) and hereby waive any and all rights you may have with respect thereto.

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Your obligations under your signed Employment Agreement dated July 1, 2017, and the Employee Non-Disclosure, Inventions Assignment and Restrictive Covenant Agreement (“NDA”) between you and the Company, shall remain in full force and effect and you acknowledge and re-affirm those obligations.

6.	YOU ARE RELEASING AND WAIVING CLAIMS

While it is very important that you read this entire Agreement carefully, it is especially important that you read this Section carefully, because it lists important rights you are giving up if you decide to enter into this Agreement.

Who And What Does The Release Cover?

What Are You Giving Up? It is the Company’s position that you have no legitimate basis for bringing a legal action against it. You may agree or believe otherwise or simply not know. However, if you Execute this Agreement, you will, except for certain exceptions described in Section 8, give up your ability to bring a legal action against the Company and others, including, but not limited to its affiliates. More specifically, by Executing this Agreement, you will give up any right you may have to bring various types of “Claims,” which means possible lawsuits, claims, demands and causes of action of any kind (based on any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act or omission up to and including the date on which you Execute this Agreement. You are also giving up potential Claims arising under any contract or implied contract, including but not limited to your Employment Agreement or any handbook, tort law or public policy having any bearing on your employment or the termination of your employment, such as Claims for wrongful discharge, discrimination, hostile work environment, breach of contract, tortious interference, harassment, bullying, infliction of emotional distress, defamation, back pay, vacation pay, sick pay, wage, commission or bonus payment, equity grants, stock options, restricted stock option payments, payments under any bonus or incentive plan, attorneys’ fees, costs and future wage loss. This Agreement includes a release of your right to assert a Claim of discrimination on the basis of age, sex, race, religion, national origin, marital status, sexual orientation, gender identity, gender expression, ancestry, parental status, handicap, disability, military status, veteran status, harassment, retaliation or attainment of benefit plan rights. However, as described in Section 8, this Agreement does not and cannot prevent you from asserting your right to bring a claim against the Company and Releasees, as defined below, before the Equal Employment Opportunity Commission or other agencies enforcing non-discrimination laws or the National Labor Relations Board.

Whose Possible Claims Are You Giving Up? You are waiving Claims that you may otherwise be able to bring. You are not only agreeing that you will not personally bring these Claims in the future, but that no one else will bring them in your place, such as your heirs and executors, and your dependents, legal representatives and assigns. Together, you and these groups of individuals are referred to in the Agreement as “Releasors.”

Who Are You Releasing From Possible Claims? You are not only waiving Claims that you and the Releasors may otherwise be able to bring against the Company, but also Claims that could be brought against “Releasees,” which means the Company and all of their past, present and future:

•	shareholders

•	officers, directors, employees, attorneys and agents

•	subsidiaries, divisions and affiliated and related entities

•	employee benefit and pension plans or funds

•	successors and assigns

•	trustees, fiduciaries and administrators

Possible Claims You May Not Know. It is possible that you may have a Claim that you do not know exists. By entering into this Agreement, you are giving up all Claims that you ever had including Claims arising out of your employment or the termination of your employment. Even if Claims exist that you do not know about, you are giving them up.

What Types of Claims Are You Giving Up? In exchange for the bonus in Section 2, you (on behalf of yourself and the Releasors) forever release and discharge the Company and all of the Releasees from any and all Claims including Claims arising under the following laws (including amendments to these laws):

Federal Laws, such as:

•	The Age Discrimination in Employment Act;

•	The Older Workers Benefit Protection Act;

•	Title VII of the Civil Rights of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Civil Rights Act of 1991;

•	The Equal Pay Act;

•	The Americans with Disabilities Act;

•	The Rehabilitation Act;

•	The Employee Retirement Income Security Act;

•	The Worker Adjustment and Retraining Notification Act;

•	The National Labor Relations Act;

•	The Fair Credit Reporting Act;

•	The Occupational Safety and Health Act;

•	The Uniformed Services Employment and Reemployment Act;

•	The Employee Polygraph Protection Act;

•	The Immigration Reform Control Act;

•	The Family and Medical Leave Act;

•	The Genetic Information Nondiscrimination Act;

•	The Federal False Claims Act;

•	The Patient Protection and Affordable Care Act;

•	The Consolidated Omnibus Budget Reconciliation Act; and

•	The Lilly Ledbetter Fair Pay Act.

State and Municipal Laws, such as:

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The New York State Human Rights Law; the New York State Executive Law; the New York State Civil Rights Law; the New York State Whistleblower Law; the New York State Legal Recreational Activities Law; the retaliation provisions of the New York State Workers’ Compensation Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State False Claims Act; New York State Wage and Hour Laws; the New York State Equal Pay Law; the New York State Rights of Persons with Disabilities Law; the New York State Nondiscrimination Against Genetic Disorders Law; the New York State Smokers’ Rights Law; the New York AIDS Testing Confidentiality Act; the New York Genetic Testing Confidentiality Law; the New York Discrimination by Employment Agencies Law; the New York Bone Marrow Leave Law; the New York Adoptive Parents Child Care Leave Law; the New York City Human Rights Law; the New York City Administrative Code; the New York City Paid Sick Leave Law; and the New York City Charter; and

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The North Carolina Employment Practices Act; the Retaliatory Employment Discrimination Act; the Persons with Disabilities Protection, Discrimination Against Persons with Sickle Cell Trait; Discrimination Based Upon Genetic Testing and Information; Discrimination Based Upon Use of Lawful Products; Discrimination Based Upon AIDS or HIV Status; Hazardous Chemicals Right to Know Act; Jury Service Discrimination; Military Service Discrimination; and all of their respective implementing regulations; and

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The Massachusetts Fair Employment Practices Law; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; the Minimum Fair Wage Act; the Massachusetts Plant Closing Law; the Massachusetts Equal Pay Act; the Massachusetts Parental Leave Act; the Massachusetts Sexual Harassment Statute; and all of their respective implementing regulations. By signing this letter agreement, you are acknowledging that this waiver includes any future claims against the Company under Mass. Gen. Laws ch. 149, § 148 - the Massachusetts Wage Act. These claims include, but are not limited to, failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, claims for improper wage deductions, and claims for failing to provide proper check-cashing facilities; and

•	Any other applicable State or Municipal Law.

You Are Giving Up Potential Remedies and Relief. You are waiving any relief that may be available to you (such as money damages, equity grants, benefits, attorneys’ fees, and equitable relief such as reinstatement) under any of the waived Claims, except as provided in Section 8.

This Release Is Extremely Broad. This release is meant to be as broad as legally permissible and applies to both employment-related and non-employment-related Claims up to the time that you execute this Agreement. This release includes a waiver of jury trials and non-jury trials. This Agreement does not release or waive Claims or rights that, as a matter of law, cannot be waived, which include, but are not necessarily limited to, the exceptions to your release of claims or covenant not to sue referenced in Section 8.

7.	YOU ARE AGREEING NOT TO SUE

Except as provided in Section 8, you agree not to sue or otherwise bring any legal action against the Company or any of the Releasees ever for any Claim released in Section 6 arising before you Execute this Agreement. You are not only waiving any right you may have to proceed individually, but also as a member of a class or collective action. You waive any and all rights you may have had to receive notice of any class or collective action against Releasees for claims arising before you Execute this Agreement. In the event that you receive notice of a class or collective action against Releasees for claims arising before you Execute this Agreement, you must “opt out” of and may not “opt in” to such action. You are also giving up any right you may have to recover any relief, including money damages, from the Releasees as a member of a class or collective action.

8.	Exceptions To Your Release Of Claims And Covenant Not To Sue

In Sections 6 and 7, you are releasing Claims and agreeing not to sue, but there are exceptions to those commitments. Specifically, nothing in this Agreement prevents you from bringing a legal action or otherwise taking steps to:

•	Enforce the terms of this Agreement; or

•	Challenge the validity of this Agreement; or

•	Make any disclosure of information required by law; or

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Provide information to, testify before or otherwise assist in any investigation or proceeding brought by, any regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company; or

•	Provide truthful testimony in any forum; or

•	Cooperate fully and provide information as requested in any investigation by a governmental agency or commission; or

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File a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); or

•	File a lawsuit or other action to pursue Claims that arise after you Execute this Agreement.

For purposes of clarity, this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

9.	Your Continuing Obligations.

You acknowledge and re-affirm your continuing obligations pursuant to the Employment Agreement and the NDA executed between you and the Company, including your confidentiality obligations under Section 2 of the NDA and any restrictions under Sections 4 and 5 of the NDA

Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.	Return Of Property.

As of your Termination Date, you agree that you have returned to the Company all property belonging to the Company including, but not limited to, electronic devices, equipment, access cards, and paper and electronic documents obtained in the course of your employment.

11.	Prior Disclosures.

You acknowledge that, prior to the termination of your employment with the Company, you disclosed to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of the Company’s business practices conducted by any governmental agency or to any existing, threatened or anticipated litigation involving the Company, whether administrative, civil or criminal in nature, and that you are otherwise unaware of any wrongdoing committed by any current or former employee of the Company that has not been disclosed. Nothing in this Agreement shall prohibit or restrict you or the Company from (1) making any disclosure of information required by law; (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or with respect to any internal investigation by the Company or its affiliates; or (3) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any federal, state or municipal law relating to fraud, or any rule or regulation of any self-regulatory organization.

12.	Non-Disparagement

You agree that you will not, through any medium including, but not limited to, the press, Internet or any other form of communication, disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the Company or the Releasees. Nothing in this Section 12 is intended to restrict or impede your participation in proceedings or investigations brought by or before the EEOC, NLRB, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 7 rights under the National Labor Relations Act.

13.	The Company’s Remedies For Breach.

If you breach any section of this Agreement, including without limitation, Section 6, 7, or 12 or otherwise seek to bring a Claim given up under this Agreement, the Company will be entitled to all relief legally available to it including equitable relief such as injunctions, and the Company will not be required to post a bond.

14.	Governing Law.

This Agreement is governed by New York law, without regard to conflicts of laws principles.

15.	Successors And Assigns.

This Agreement is binding on the Parties and their heirs, executors, successors and assigns.

16.	Severability And Construction.

If a court with jurisdiction to consider this Agreement determines that any provision is illegal, void or unenforceable, that provision will be invalid. However, the rest of the Agreement will remain in full force and effect. A court with jurisdiction to consider this Agreement may modify invalid provisions if necessary to achieve the intent of the Parties.

17.	No Admission.

By entering into this Agreement, neither you nor the Company admits wrongdoing of any kind.

18.	Do Not Rely On Verbal Statements.

•	This Agreement sets forth the complete understanding between the Parties.

•	This Agreement may not be changed orally.

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This Agreement constitutes and contains the complete understanding of the Parties with regard to the end of your employment and supersedes and replaces all prior oral and written agreements and promises between the Parties, except that, as set forth in Section 5, your restrictive covenant obligations remain in full force and effect.

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Neither the Company nor any representative (nor any representative of any other company affiliated with the Company), has made any promises to you other than as written in this Agreement. All future promises and agreements must be in writing and signed by both Parties.

19.	Your Opportunity To Review and Revoke.

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Twenty-One Day Review Period. You have twenty-one (21) calendar days from the day you receive this Agreement to consider the terms of this Agreement, sign it and return it to Head of HR, Dermavant Sciences, Inc., 2398 E. Camelback Rd. Suite 280, Phoenix, AZ 85016, with a copy to General Counsel, Roivant Sciences, Inc., 320 w 37th Street, 6th Floor, New York, NY 10018. Your opportunity to accept the terms of this Agreement will expire at the conclusion of the twenty-one (21) calendar day period if you do not accept those terms before time expires. That means that your opportunity to accept the terms of this Agreement will expire on September 25, 2018. You may sign the Agreement in fewer than twenty-one (21) calendar days, if you wish to do so. If you elect to do so, you acknowledge that you have done so voluntarily. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with full understanding of its terms.

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Talk To A Lawyer. During the twenty-one (21) calendar-day review period, and before executing this Agreement, the Company advises you to consult with an attorney, at your own expense, regarding the terms of this Agreement.

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Seven Days to Change Your Mind. You have seven (7) calendar days from the date of signing this Agreement to revoke the Agreement by expressing a desire to do so in writing addressed to Head of HR, Dermavant Sciences, Inc., 2398 E. Camelback Rd. Suite 280, Phoenix, AZ 85016, email address: jen.lustig@dermavant.com, with a copy to General Counsel, Roivant Sciences, Inc., 320 w 37th Street, 6th Floor, New York, NY 10018, email address: allen.waxman@roivant.com.

20.	We Want To Make Absolutely Certain That You Understand This Agreement.

You acknowledge and agree that:

•	You have carefully read this Agreement in its entirety;

•	You have had an opportunity to consider the terms of this Agreement for at least twenty-one (21) calendar days;

•	You understand that the Company urges you to consult with an attorney of your choosing, at your expense, regarding this Agreement;

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You have the opportunity to discuss this Agreement with a lawyer of your choosing, and agree that you had a reasonable opportunity to do so, and he or she has answered to your satisfaction any questions you asked with regard to the meaning and significance of any of the provisions of this Agreement;

•	You fully understand the significance of all of the terms and conditions of this Agreement; and

•	You are executing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained in this Agreement.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART, EXTEND OR AFFECT IN ANY MANNER THE ORIGINAL REVIEW PERIOD DESCRIBED ABOVE.

/s/ Chris Van Tuyl		/s/ Jacqualyn Fouse, Ph.D.
DERMAVANT SCIENCES, INC.		Jacqualyn Fouse, Ph.D.

By:	Chris Van Tuyl

Dated:	Sept. 5, 2018	Dated: Sept. 5, 2018